DOR BioPharma, Inc.
1691 Michigan Avenue
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma Receives Notice from AMEX that it is Out of Compliance with Continued Listing Standards

Miami, FL - November 29, 2005 - DOR BioPharma, Inc. (AMEX: DOR) ("DOR”, or the “Company”) announced today that it had received a second notice from the American Stock Exchange (“AMEX”) staff that the Company was no longer in compliance with Section 1003(a)(ii) of the Company Guide, which is an alternative listing requirement to Section 1003(a)(iii). With regard to Section 1003(a)(ii), the staff of AMEX indicated that the Company had shareholders' equity of less than $4.0 million and losses from continuing operations and/or net losses in three of its four most recent fiscal years.

As previously reported, on October 26, 2005, the Company received notice from the AMEX staff indicating that the Company no longer complies with AMEX's continued listing standards because the Company had shareholders' equity of less than $6.0 million and losses from continuing operations and/or net losses in its five most recent fiscal years, as set forth in Section 1003(a)(iii) of the Company Guide, and that the AMEX intends to proceed with removal of the Company's common stock from listing and registration on AAME. The Company appealed this determination and a hearing before a committee of the AMEX has been scheduled for December 2, 2005.

In order for the Company to regain compliance with the AMEX listing standards, it must achieve $6 million in shareholders’ equity.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company addressing life-threatening side effects of cancer and cancer treatments, serious gastrointestinal diseases and disorders, and biomedical countermeasures. Our lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of intestinal Graft-versus-Host disease (iGVHD), a common serious complication of bone marrow transplantation for cancer, as well as other GI disorders characterized by severe inflammation. We plan to file a new drug application (NDA) with the FDA for orBec® for the treatment of iGVHD in early 2006.

Through our BioDefense Division, we are developing biomedical countermeasures pursuant to the paradigm established by the recently enacted Project BioShield Act of 2004. Our biodefense products in development are bioengineered vaccines designed to protect against the deadly effects of ricin toxin and botulinum toxin, both of which are considered serious bioterrorism threats. Our ricin toxin vaccine, RiVaxTM, has completed the clinical portion of its Phase I clinical trial in normal volunteers. We have also announced the initiation of a new botulinum toxin therapeutic development program based on rational drug design.
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For further information regarding DOR BioPharma, please visit the Company's website located at http://www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of iGVHD and the prospects for regulatory filings for orBec®. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, that it will be able to maintain its listing on the American Stock Exchange (“AMEX”) by completing a transaction which will provide it with shareholders’ equity of at least $6 million prior to a date set by AMEX for a hearing regarding the continued listing on AMEX of DOR BioPharma’s common stock, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for iGVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase III clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR BioPharma expects or may never gain approval; DOR BioPharma is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®. DOR BioPharma’s business strategy has been revised to include the issuance of its securities to acquire companies or assets. DOR BioPharma presently is involved in negotiations which could result in the issuance of a significant number of shares of its equity securities, thereby diluting the equity interests of present stockholders. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(305) 534-3383
www.dorbiopharma.com